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                                                                    EXHIBIT 2.03



                       FIRST AMENDMENT TO MERGER AGREEMENT


         THIS FIRST AMENDMENT TO MERGER AGREEMENT dated May 15, 1998, by and among OFFICE CENTRE CORPORATION, a Delaware corporation ("Buyer"), OFFICE CENTRE GRAND RAPIDS, INC., a Michigan corporation and a wholly-owned subsidiary of Buyer ("Acquisition"), "SOS" OFFICE SUPPLY COMPANY, INC., a Michigan corporation (the "Company"), DAVID L. SHAPIRO, an individual resident in Michigan ("D. Shapiro") and CAROL L. SHAPIRO, an individual resident in Michigan ("C. Shapiro") (D. Shapiro and C. Shapiro each a "Seller" and, collectively the "Sellers or Shareholders").

                                    RECITALS

         WHEREAS, the parties have entered into a Merger Agreement dated as of October 31, 1997, (the "Merger Agreement") and have agreed to amend certain provisions of the Merger Agreement as set forth below.

         NOW, THEREFORE, in consideration of the agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are conclusively acknowledged, the parties intending to be legally bound, agree as follows:

         1. The provisions of this First Amendment shall govern and control over any conflicting or inconsistent provisions in the Merger Agreement, but except as modified hereby, all provisions of the Merger Agreement remain unmodified and in full force and effect and are hereby reaffirmed by each of the parties hereto. Unless otherwise defined herein, all capitalized terms shall have the meanings as provided therefor in the Merger Agreement.

         2. Section 2.7(b) of the Merger Agreement is amended to read as follows:

                  2.7 (b) At the Closing, D. Shapiro shall be granted options for 25,000 shares, exercisable at the initial public offering price of Buyer's Common Stock, for a period of ten (10) years from the date of grant, which vest ratably over a three (3) year period. The unvested options shall only be forfeited in the event D. Shapiro's employment with the Company is terminated by the Company for "cause" (as defined in the "Employment Agreement") or D. Shapiro voluntarily terminates employment with the Company, other than in accordance with Paragraph 9(c)(1) of the Employment Agreement.

         3. Section 8.1(d) of the Merger Agreement is amended to read as follows:

                      (d) by either Buyer and Acquisition or Sellers and the Company if the effective date of Buyer's initial public offering (as determined by the SEC) has not







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occurred (other than through the failure of any party seeking to terminate this
Agreement to comply with the obligations under this Agreement) on or before September 1, 1998, or such later date as the parties may agree in writing.

         4. Each party represents and warrants to the others as follows:

                  (a) The execution, delivery and performance of this First Amendment

                           (i)      has been duly authorized by all necessary or
appropriate acts or proceedings, corporate or otherwise; and

                           (ii)     does not violate or result in a breach or
default under any contract, understanding judgment, order writ, law regulation that is applicable to the representing party or its assets.

                  (b) This First Amendment is a valid, legal and binding obligation and agreement of the representing party, and is enforceable against it in accordance with its terms.

         IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Merger Agreement this _____ day of May, 1998.

BUYER:                                    SELLERS:

OFFICE CENTRE CORPORATION                 /s/ David L. Shapiro
                                          -----------------------------------
By:/s/ Robert J. Gillon, JR.              DAVID L. SHAPIRO
  --------------------------------
     Name:  Robert J. Gillon, Jr.
     Title:                                /s/ Carol L. Shapiro
                                           -----------------------------------
                                           CAROL L. SHAPIRO
ACQUISITION:
                                           COMPANY:
OFFICE CENTRE GRAND RAPIDS, INC.
                                           "SOS" OFFICE SUPPLY COMPANY, INC.
By:/s/ Robert J. Gillon, JR.
   --------------------------------
     Name:  Robert J. Gillon, Jr.          By: /s/ David Shapiro
     Title:                                   ---------------------------------
                                                Name:  David Shapiro
                                                Title:  President

















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